SCHEDULE 14A
                               (RULE 14A-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                            EXCHANGE ACT OF 1934
                             (Amendment No. 1)

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                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        CENTURY PROPERTIES FUND XVII
              (Name of Registrant as Specified in Its Charter)


  (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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       pursuant to Exchange Act Rule 0-11 (set forth the amount on which
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                        CENTURY PROPERTIES FUND XVII
                         1873 South Bellaire Street
                           Denver, Colorado 80222


                              October __, 1999

Dear Limited Partner:

               We are writing to request your consent to an amendment (the "Amendment") of the Agreement of Limited Partnership of Century Properties Fund XVII (the "Partnership") to (a) extend the term of the Partnership from December 31, 2006 to a date in 2020 which is six months and one day after the last of the 20-year refinancings described herein will initially be scheduled to mature, and (b) provide for early dissolution of the Partnership upon (i) the repayment of all indebtedness secured by the Partnership's real property (unless any new financing requires otherwise) or (ii) the sale of all or substantially all of the Partnership's assets. Enclosed for your consideration is a Consent Solicitation Statement, dated October __, 1999 (the "Solicitation Statement"), and a form of Consent of Limited Partner (the "Consent Form") for indicating whether or not you wish to grant your consent to the Amendment. The consent of limited partners who own more than 50% of all outstanding limited partnership units is required to approve the Amendment.

               The Amendment will enable the Partnership to refinance the mortgage debt secured by the Cooper's Pond Apartments, the Cherry Creek Garden Apartments and the Village in the Woods Apartments with new 20-year loans. The refinancing is expected to result in lower interest costs for the Partnership and a cash distribution to the unitholders, all as more fully described in the enclosed Solicitation Statement.

               Fox Partners, the managing general partner of the Partnership, recommends that you consent to the Amendment by completing, dating and signing the enclosed Consent Form and returning it in the enclosed pre-addressed, postage-paid envelope.

               Your participation is important. Please note that this solicitation will expire at 5:00 p.m., New York City time, on _________, 1999.

               If you have any questions or require any assistance in completing and returning the Consent Form, please contact our Solicitation Agent, Corporate Investors Communications, Inc. by mail at P.O. Box 2065, South Hackensack, New Jersey 07606-2065; by overnight courier service at 111 Commerce Road, Carlstadt, New Jersey 07072-- Attention: Reorganization Department; by fax at (202) ___-____; or by telephone at ( ) ___ - ____.


                                            Very truly yours,

                                            CENTURY PROPERTIES FUND XVII

                                            By:  FOX PARTNERS
                                                 Managing General Partner




                        CENTURY PROPERTIES FUND XVII
                         1873 SOUTH BELLAIRE STREET
                           DENVER, COLORADO 80222

                       CONSENT SOLICITATION STATEMENT


        This Consent Solicitation Statement is being furnished to limited partners (the "Limited Partners") of record as of the close of business on October __, 1999 (the "Record Date"), of Century Properties Fund XVII, a California limited partnership (the "Partnership"), in connection with the solicitation of consents to an amendment (the "Amendment") of the Partnership's Agreement of Limited Partnership to (a) extend the term of the Partnership from December 31, 2006 to a date in 2020 which is six months and one day after the last of the 20-year refinancings described herein will initially be scheduled to mature, and (b) provide for early dissolution of the Partnership upon (i) payment of all indebtedness secured by the Partnership's properties or (ii) a sale of all or substantially all of the Partnership's assets (unless any new refinancing otherwise requires).

        The Amendment will enable the Partnership to refinance the mortgage debts secured by the Cooper's Pond Apartments, the Cherry Creek Garden Apartments and the Village in the Woods Apartments with new 20- year loans which will bear interest at a rate below that of the current loans (the "Refinancing"). The Refinancing is expected to result in lower interest costs for the Partnership and a cash distribution to holders of units of limited partnership interest (the "Units").

        This Consent Solicitation Statement is being solicited by Fox Partners, the managing general partner of the Partnership (the "General Partner"), on behalf of the Partnership. This Consent Solicitation Statement, and the accompanying form of Consent of Limited Partner (the "Consent Form"), are first being mailed to Limited Partners on or about October __, 1999.

        THE GENERAL PARTNER RECOMMENDS THAT LIMITED PARTNERS CONSENT TO THE AMENDMENT.

        THIS SOLICITATION OF CONSENTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON ____________, 1999 (THE "EXPIRATION DATE").

        SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THIS CONSENT SOLICITATION STATEMENT FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE AMENDMENT, INCLUDING
THE FOLLOWING:

       o Although the Partnership's Agreement of Limited Partnership provides for termination in the year 2006, the prospectus pursuant to which the Units were sold in 1982 indicated that the properties owned by the Partnership might be sold within 5 to 8 years of their acquisition if conditions permitted. If the Amendment is adopted, the properties may not be sold until 2020.

        o The General Partner and its affiliates have substantial conflicts of interest with respect to the Amendment.
            Continuation of the Partnership beyond 2006 will result in the General Partner and its affiliates continuing to receive management fees from the Partnership. Such fees would not be payable if the Partnership were liquidated earlier.

            Questions and requests for assistance may be directed to the Solicitation Agent, Corporate Investors Communications, Inc. by mail at P.O. Box 2065, South Hackensack, New Jersey 07606-2065; by overnight courier service at 111 Commerce Road, Carlstadt, New Jersey 07072--
Attention: Reorganization Department; by fax at (202) ___-____; or by telephone at ( ) ___-____.


RISK FACTORS

        Before deciding whether or not to consent to the Amendment, you should consider carefully the following risks:

        Continuation of the Partnership; No Time Frame Regarding Sale of Properties. The General Partner is proposing to continue to operate the Partnership and not to attempt to liquidate it at the present time. Thus, the Amendment and the Refinancing does not satisfy any expectation that a Limited Partner would receive the return of his or her investment in the Partnership through a sale of any property. It is not known when any property owned by the Partnership may be sold. There may be no way to liquidate your investment in the Partnership in the future until properties are sold. The Amendment could result in continuation of the Partnership until 2020. The General Partner of the Partnership continually considers whether a property should be sold or otherwise disposed of after consideration of the relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. At the current time, the General Partner believes that a sale of any property would not be advantageous given market conditions, the condition of each property and tax considerations. In particular, the General Partner considered the changes in the local rental market, the potential for appreciation in the value of each property and the tax consequences to you and your partners of a sale of a property. The General Partner cannot predict when any property will be sold or otherwise disposed of.

        Conflicts of Interest with Respect to the Solicitation. The General Partner of the Partnership has fiduciary duties to operate and manage the Partnership in the best interests of all partners. However, the General Partner and its affiliates receive fees for managing the Partnership and its property. Therefore, a conflict of interest exists between the General Partner and its affiliates regarding continuing the Partnership and receiving such fees, and the liquidation of the Partnership and the termination of such fees.

RECORD DATE; CONSENTS REQUIRED

        The Partnership has fixed October __, 1999 as the Record Date for determining limited partners entitled to notice of and to consent to the Amendment. Only limited partners of record on the Record Date may execute and deliver a Consent Form. Approval of the Amendment requires the affirmative consent of Limited Partners who own more than 50% of the Partnership's outstanding Units. As of the Record Date, there were 75,000 Units issued and outstanding. Accordingly, approval of the Amendment will require the affirmative consent of Limited Partners who own at least 37,501 Units. The Amendment will become effective on the Expiration Date, provided consents from Limited Partners owning at least 37,501 Units have been received.

SOLICITATION OF CONSENTS

        Consents will be solicited by mail, telephone, e-mail and in person. Solicitations may be made by representatives of the General Partner, none of whom will receive additional compensation for such solicitations. The cost of preparing, assembling, printing and mailing this Consent Solicitation Statement and the enclosed Consent Form will be borne by the Partnership. The Partnership has retained Corporate Investors Communications, Inc. to act as its Solicitation Agent in connection with this consent solicitation. The fees and expenses of the Solicitation Agent will be paid by the Partnership.

CONSENT PROCEDURES

        LIMITED PARTNERS WHO DESIRE TO CONSENT TO THE AMENDMENT SHOULD DO SO BY MARKING THE APPROPRIATE BOX ON THE CONSENT FORM INCLUDED HEREWITH, AND SIGNING, DATING AND DELIVERING THE CONSENT FORM TO THE SOLICITATION AGENT BY MAIL IN THE SELF-ADDRESSED, POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE, BY OVERNIGHT COURIER OR BY FACSIMILE AT THE ADDRESS OR FACSIMILE NUMBER SET FORTH ABOVE AND ON THE CONSENT FORM, ALL IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED HEREIN AND THEREIN.

        All Consent Forms that are properly completed, signed and delivered to the Solicitation Agent and not properly revoked (See "Revocation of Instructions" below) prior to the Expiration Date, will be given effect in accordance with the specifications thereof. IF A CONSENT FORM IS DELIVERED AND NEITHER THE "CONSENTS," THE "WITHHOLDS CONSENT" NOR THE "ABSTAINS" BOX IS MARKED, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, THE LIMITED PARTNER WILL BE DEEMED TO HAVE CONSENTED TO THE AMENDMENT.

        Consent Forms must be executed in exactly the same manner as the name(s) in which ownership of the Units is registered. If the Units to which a Consent Form relates are held by two or more joint holders, all such holders should sign the Consent Form. If a Consent Form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary, agency or representative capacity, such person must so indicate when signing and submit with the Consent Form evidence satisfactory to the Partnership of authority to execute the Consent Form.

        The execution and delivery of a Consent Form will not affect a Limited Partner's right to sell or transfer the Units. All Consent Forms received by the Solicitation Agent (and not properly revoked) prior to the Expiration Date will be effective notwithstanding a record transfer of such Units subsequent to the Record Date, unless the Limited Partner revokes such Consent Form prior to 5:00 p.m., New York City time, on the Expiration Date by following the procedures set forth under "Revocation of Instructions" below.

        All questions as to the validity, form and eligibility (including time of receipt) regarding consent procedures will be determined by the General Partner in its sole discretion, which determination will be conclusive and binding. The Partnership reserves the right to reject any or all Consent Forms that are not in proper form. The Partnership also reserves the right to waive any defects, irregularities or conditions of delivery as to particular Consent Forms. Unless waived, all such defects or irregularities in connection with the deliveries of Consent Forms must be cured within such time as the General Partner determines. Neither the General Partner nor any of its affiliates or any other persons shall be under any duty to give any notification of any such defects, irregularities or waivers, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consent Forms will not be deemed to have been made until any irregularities or defects therein have been cured or waived. The interpretations of the terms and conditions of this solicitation by the General Partner shall be conclusive and binding.

REVOCATION OF INSTRUCTIONS

        Any Limited Partner who has delivered a Consent Form to the Solicitation Agent may revoke the instructions set forth in such Consent Form by delivering to the Solicitation Agent a written notice of revocation prior to 5:00 p.m., New York City time, on the Expiration Date. In order to be effective, a notice of revocation of the instructions set forth in a Consent Form must (i) contain the name of the person who delivered the Consent Form, (ii) be in the form of a subsequent Consent Form marked either as "CONSENTS," "WITHHOLDS CONSENT" or "ABSTAINS," as the case may be, or in a writing delivered to the Solicitation Agent stating that the prior Consent Form is revoked, (iii) be signed by the Limited Partner in the same manner as the original signature on the Consent Form, and (iv) be received by the Solicitation Agent prior to 5:00 p.m. New York City time, on the Expiration Date at one of its addresses or the fax number set forth on the Consent Form. A purported notice of revocation that lacks any of the required information, is dispatched to an improper address or telephone number or is not received in a timely manner will not be effective to revoke the instructions set forth in a Consent Form previously given. A revocation of the instructions set forth in a Consent Form can only be accomplished in accordance with the foregoing procedures. NO LIMITED PARTNER MAY REVOKE THE INSTRUCTIONS SET FORTH IN A CONSENT FORM AFTER 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

NO APPRAISAL RIGHTS

        Limited Partners of the Partnership are not entitled to dissenters' appraisal rights under California law or the Partnership's Agreement of Limited Partnership in connection with the Amendment.

GENERAL PARTNER'S RECOMMENDATION

        The General Partner recommends that Limited Partners consent to the Amendment. The General Partner believes that the Amendment is in the best interests of the Partnership and its Limited Partners. In making its determination, the General Partner considered the terms of the proposed Refinancing (see "The Refinancing" below) and alternatives to such Refinancing (see "Alternatives Considered" below).

THE REFINANCING

        The Amendment will enable the Partnership to refinance the mortgage debts secured by the Cooper's Pond Apartments, the Cherry Creek Garden Apartments and the Village in the Woods Apartments with new 20- year loans. The Refinancing is expected to result in lower interest costs for the Partnership and an expected cash distribution to Unitholders.

        As of July 31, 1999, the existing mortgage debts relating to Cooper's Pond Apartments consist of loans with current principal balances of $3,431,674 and $4,133,695, that bear interest at 8% and 8.5% per year, and and that mature in 1999 and 2005, all respectively. The existing mortgage debt relating to the Cherry Creek Garden Apartments consists of a loan with a current principal balance of $7,362,271, that bears interest at 8.6% per year and matures on December 7, 1999. And, the existing mortgage debt relating to the Village in the Woods Apartments consists of a loan with a current principal balance of $12,997,758, that does not bear any interest, but requires a lumpsum payment on its maturity date of January 24, 2000.

        The existing debts would be repaid with the proceeds of three (3) new loans expected to have original principal amounts of approximately $8,270,000 for the Cooper's Pond Apartments, $12,800,000 for the Cherry Creek Garden Apartments and $14,800,000 for the Village in the Woods Apartments, all to mature in 2019. The new loans are expected to have fixed interest rate equal to 1.79% plus the rate applicable to a 10-year Treasury Note at the time the interest rates are fixed. From July 1, 1999 to October __, 1999, the interest rate applicable to 10-year Treasury Notes has ranged between 5.53% and ___%, and on October __ , 1999 was %. The exact interest rate will be determined in the future. The new loans would be non-recourse (with customary exceptions for fraud, misappropriation of funds and environmental liability), and would be fully amortized over the 20 year term. The new loans would have non-funded reserves for taxes, insurance and replacement reserves. Further, the new loans could be prepaid in full until 90 days prior to the maturity date, upon payment of a prepayment penalty. For the first 15 years of the loans, the prepayment penalty would be calculated based on a formula that calculates yield maintenance. Thereafter, the prepayment penalty would be equal to 1% of the principal amount outstanding. As a condition to making the new loans, the lender is requiring that the Partnership's Agreement of Limited Partnership be amended to extend the term of the Partnership beyond the proposed maturity date of the new loans. The proceeds from the new loans would be used to repay the existing mortgage debts and related costs (expected to be approximately $[7,442,942]), to pay other transaction fees and expenses associated with the Refinancing (expected to be approximately $[206,750]) and to pay deferred maintenance at the property (estimated to be approximately $[52,600]). The remainder of the proceeds (estimated to be approximately $[567,708]) would be distributed to the holders of Units pro rata, including Units held by the General Partner and its affiliates.


ALTERNATIVES CONSIDERED

        The existing mortgage debts secured by the Cooper's Pond Apartments mature in 1999 and 2005. The existing debts secured by the Cherry Creek Garden Apartments and the Village in the Woods Apartments mature in 1999 and 2000, respectively. The Partnership does not have sufficient cash on hand (or other liquid assets) to repay these debts. Consequently, the General Partner considered two alternatives to the proposed Refinancing:
(i) a refinancing of the debts with new loans with maturity dates prior to the expiration of the Partnership's current term (December 31, 2006); and
(ii) a sale of the properties.

        A refinancing of loans with maturity dates prior to the expiration of the Partnership's current term (December 31, 2006) would have resulted in borrowing at a much greater cost. The General Partner believes that interest rates associated with such loans would be higher than the proposed loan.

         The General Partner also considered a sale of the properties, but believes that a sale of the properties at the current time would not be advantageous given market conditions, the condition of the properties and the tax consequences to limited partners. See "Investment Objectives and Policies; Sale or Financing of Investments" below. The General Partner recognized that the proposed Refinancing would not prohibit or unduly restrict the Partnership's ability to sell the properties in the future prior to the expiration of the extended term of the Partnership.

INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS

         In general, the General Partner regularly evaluates a sale of the Partnership's properties by considering various factors, such as the Partnership's financial position and real estate market conditions. The General Partner monitors the properties' specific locale and sub-market conditions (including stability of the surrounding neighborhood) evaluating current trends, competition, new construction and economic changes. The General Partner oversees each asset's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for each property (including any prepayment penalties), tax implications, availability of attractive mortgage financing, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the General Partner to sell, refinance, upgrade with capital improvements or retain a particular property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the resale market for properties could improve over time, making a sale of the properties at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, the General Partner is not currently seeking a sale of the Cooper's Pond Apartments, the Cherry Creek Garden Apartments, the Village in the Woods Apartments or other properties primarily because it expects the properties' operating performance to improve in the near term. The Partnership expects to spend approximately $2,140,000 for capital improvements at the properties in 1999 to repair and update the properties. Although there can be no assurance as to future performance, the General Partner expects these expenditures to improve the desirability of the properties to tenants. The General Partner does not believe that a sale of the properties at the present time would adequately reflect the properties' future prospects. Another significant factor considered by the General Partner is the likely tax consequences of a sale of the properties for cash. Such a transaction would likely result in tax liabilities for many Limited Partners. The General Partner has not received any recent indication of interest or offers to purchase the properties.

ORIGINALLY ANTICIPATED TERM OF PARTNERSHIP.

        The Partnership's prospectus, dated March 29, 1982, pursuant to which Units were originally sold, indicated that the Partnership was intended to be self-liquidating and that it was anticipated that the Partnership's properties would be sold within 5 to 8 years of their acquisition, provided market conditions permit. The prospectus also indicated that there could be no assurance that the Partnership would be able to so liquidate and that, unless sooner terminated as provided in the Partnership's Agreement of Limited Partnership, the existence of the Partnership would continue until the year 2006. Under the Partnership's Agreement of Limited Partnership, the term of the partnership will continue until December 31, 2006 (six months and (1) day after the date the last of the Refinancings will be scheduled to mature, if the Amendment is approved), unless sooner terminated as provided in such Agreement, the Amendment or by law.


CONFLICTS OF INTERESTS: CERTAIN RELATIONSHIPS

         The General Partner has substantial conflicts of interest with respect to the Amendment. An affiliate of the General Partner manages your Partnership's properties and receives management fees and reimbursement of its expenses. In addition, the General Partner receives fees and reimbursement of its expenses for managing the Partnership. The extension of the term of the Partnership may result in such fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2006. Therefore, the interests of the General Partner and its affiliates in continuing the Partnership may be different than those of the Limited Partners who desire to have the Partnership dissolved and liquidated more quickly. The following table sets forth, for each of the years indicated, compensation paid by the Partnership to the General Partner and its affiliates.

                                          Partnership            Property
                                            Fees and            Management
Year                                        Expenses               Fees
----                                      -----------           ----------

1995...................................    $162,000               $592,000
1996...................................     166,000                617,000
1997...................................     185,000                645,000
1998...................................     242,000                680,000


        The General Partner of the Partnership is a wholly-owned subsidiary of Apartment Investment and Management Company (" AIMCO"). Because AIMCO and the Partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, Limited Partners should bear in mind that AIMCO may acquire properties in general market areas where the Partnership's properties are located. It is believed that this concentration of properties in a general market area will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, AIMCO will attempt to reduce such conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

        On June 9, 1999 an affiliate of AIMCO commenced an offer to purchase 20,860.54 Units, at $448 per Unit. On July 14, 1999, such affiliate purchased 1,172 Units pursuant to the offer. Although AIMCO and its affiliates have no current plans to conduct future tender offers for the Units, their plans may change based on future circumstances, including the making of offers by parties not affiliated with AIMCO.


FIDUCIARY DUTIES; INDEMNIFICATION

        California law requires a general partner to adhere to fiduciary duty standards under which it owes its limited partners a duty of loyalty and a duty of care, which generally prohibits a general partner from competing with a partnership in the conduct of the partnership's business on behalf of a party having an interest adverse to the partnership and requires the general partner to exercise any right consistent with the obligation of good faith and fair dealing and free of gross negligence, reckless conduct, intentional misconduct or known violations of law. A partnership agreement (a) may not eliminate the duty of loyalty, but, if not manifestly unreasonable, it may either identify specific activities that do not violate the duty of loyalty or allow for all of the partners (or some percentage identified in the partnership agreement) to authorize or ratify, after full disclosure of all material facts, a specific act or transaction that otherwise would violate that duty and (b) may contain provisions releasing a partner from liability for actions taken in good faith and in the honest belief that the actions are in the best interest of the partnership, while indemnifying the partner against any good faith belief that he or she has the power to act. Further, a partner does not violate such duties because the partner's conduct furthers the partner's own interest.

        Under the Partnership's Agreement of Limited Partnership, the General Partner has no liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner, if the General Partner, in good faith, determined that such course of conduct was in the best interests of the Partnership, and such course of conduct did not constitute negligence or misconduct of the General Partner. As a result, Unitholders might have a more limited right of action in certain circumstances than they would have in the absence of such a provision in the Partnership's Agreement of Limited Partnership. The extent of the ability to vary the duty of loyalty and the duty of care by the provisions in a partnership agreement have not been resolved by a court of law.

        As further provided under the Partnership's Agreement of Limited Partnership, the Partnership will save harmless and pay all judgments and claims against the General Partner and its affiliates from any liability, loss or damage incurred by them or by the Partnership by reason of any act performed or omitted to be performed by them in connection with the business of the Partnership, including costs and attorneys' fees and any amounts expended in the settlement of any claims of liability, loss or damage; provided that if such liability, loss or claim arises out of any action or inaction of the General Partner, such course of conduct did not constitute negligence or misconduct by the General Partner or such other persons or entities. Further, any such indemnification will be recoverable only from the assets of the Partnership and not from the assets of the Limited Partners. All judgments against the Partnership and the General Partner, wherein the General Partner is entitled to indemnification, must first be satisfied from Partnership assets before the General Partner is responsible for these obligations.

        Neither the General Partner, nor any affiliate will be indemnified from any liability, loss or damage incurred by them in connection with (i) any claim or settlement involving allegations that the securities laws, including the Securities Act of 1933, were violated by the General Partner or by any such other person or entity unless: (a) the General Partner or other persons or entities seeking indemnification are successful in defending such action; and (b) such indemnification is specifically approved by a court of law which has been advised as to the current position of the Securities and Exchange Commission, the California Commissioner of Corporations, and the Texas Securities Board, regarding indemnification for violations of securities law or (ii) any liability imposed by law, including liability for fraud, bad faith or negligence.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following summary of the material U.S. federal income tax consequences to Limited Partners of the Refinancing is based upon current U.S. federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under Internal Revenue Code (the "Code"). In addition, this summary does not address any state, local or foreign tax consequences. No ruling from the Internal Revenue Service ("IRS") will be requested with respect to the U.S. federal income tax consequences of the Refinancing and, as such, there can be no assurance that the IRS will agree with the summary set forth herein.

        EACH LIMITED PARTNER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE AMENDMENT AND THE REFINANCING, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

        As an initial matter, the extension of the Partnership's term as provided by the Amendment will not have any tax consequences to Limited Partners.

        In general, the Code provides that an increase in a partner's share of partnership liabilities is treated as a cash contribution by such partner to the partnership with a corresponding increase in the partner's tax basis in its partnership interest. Conversely, to the extent a partner's share of partnership liabilities is reduced, such reduction is treated as a distribution of cash by the partnership to the partner with a corresponding reduction in the partner's tax basis in its partnership interest. In general, to the extent a partner receives cash distributions in excess of such partner's tax basis in its partnership interest, taxable gain is recognized.

        As of July 31, 1999, the aggregate balance on the existing loans was $[7,565,369]. The principal amount of the new loans (part of which will be used to satisfy the existing loans in full) will be $[8,270,000], or $[704,631] more than the existing loans. Each Limited Partner's adjusted tax basis in its Partnership interest will be increased by its pro rata share of such excess, or approximately $9.40 per Unit. Following the completion of the Refinancing, the Partnership anticipates making a pro rata cash distribution of approximately $567,708, or $7.57 per Unit. As noted above, while this cash distribution will reduce the adjusted tax basis of the Limited Partners' interests in the Partnership, a Limited Partner will not recognize taxable gain unless the cash it receives exceeds its adjusted tax basis. Therefore, the Refinancing and distribution should not result in the recognition of taxable income to the Limited Partners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        On October 1, 1998, Insignia Financial Group, Inc. merged into AIMCO, and on February 26, 1999, Insignia Properties Trust merged into AIMCO. As a result of these transactions, AIMCO acquired indirect ownership of the General Partner.

        No director or officer of the General Partner owns any Units. The following table sets forth certain information regarding Units of the Partnership owned by each person who is known by the Partnership to own beneficially more than 5% of the Units as of July 30, 1999:

      Name and address* of         Amount and Nature of
        Beneficial Owner             Beneficial Owner        Percent of Class
      --------------------         ---------------------     ----------------

    AIMCO Properties L.P.              5,166.50 (1)                 6.8%
    Insignia Properties L.P.          25,833.50 (2)                34.4%

----------------------------
*  1873 South Bellaire Street, Denver, Colorado  80222

(1) Includes 3,369.50 Units owned by IPLP Acquisitions I L.L.C., which is owned by AIMCO Properties, L.P. The Units may be deemed beneficially owned by AIMCO-GP, Inc. (which is the general partner of AIMCO Properties, L.P.) and AIMCO (which owns AIMCO-GP, Inc.)

(2) The Units may be deemed beneficially owned by AIMCO/IPT, Inc. (which is the general partner of Insignia Properties, L.P.) and AIMCO (which owns AIMCO/IPT, Inc.)

        Insignia Properties, L.P. has entered into an agreement under which it has agreed to vote 25,710.50 of its Units (i) on all matters submitted by it or its affiliates, in proportion to the votes cast by non-affiliated Unitholders and (ii) against any increase in compensation payable to the General Partner or its affiliates.


                                    CENTURY PROPERTIES FUND XVII

                                    By:     FOX PARTNERS
                                            Managing General Partner


October ___, 1999


                                                                   APPENDIX

                        CENTURY PROPERTIES FUND XVII
                         1873 South Bellaire Street
                           Denver, Colorado 80222

                         CONSENT OF LIMITED PARTNER


        The undersigned, a limited partner of Century Properties Fund XVII (the "Partnership"), and the holder of units (the "Units") of limited partnership interest in the Partnership, acting with respect to all of the Units owned by the undersigned, hereby:

        [__]  Consents   [__]  Withholds Consent     [__]  Abstains

with respect to the following Amendments to the Partnership's Agreement of Limited Partnership:

1. Section 4.3 is amended to read in its entirety as follows: "The Partnership shall commence on the date of filing of the certificate of limited partnership and shall continue until _________, 2020*, unless previously terminated in accordance with the provisions of this Partnership
        Agreement."

2. Section 19 is amended to add the following paragraph: "19.1.5 Six months and one (1) day after the last indebtedness secured by any of the Partnership's real property is paid in full (unless any new financings otherwise requires; or"

3. Section 19 is amended to add the following paragraph: "19.1.6 Sale of all or substantially all of the Partnership's assets."

        IF NO ELECTION IS SPECIFIED, ANY OTHERWISE PROPERLY COMPLETED AND SIGNED CONSENT FORM WILL BE DEEMED TO BE A CONSENT TO THE AMENDMENT.

        The undersigned hereby acknowledges receipt of the Consent Solicitation Statement, dated October __, 1999. THIS CONSENT IS SOLICITED ON BEHALF OF CENTURY PROPERTIES FUND XVII, BY FOX PARTNERS, THE
MANAGING GENERAL PARTNER.

        A fully completed, signed and dated copy of this Consent Form should be sent to the Solicitation Agent by mail or overnight courier to the appropriate address specified below, or by fax to the fax number specified below, prior to 5:00 p.m., New York City time on ____________, 1999.

        Completed and signed consents should be sent to Corporate Investors Communications, Inc. by mail to P.O. Box 2065, South Hackensack, New Jersey 07606-2065; by overnight courier service to 111 Commerce Road, Carlstadt, New Jersey 07072--Attention: Reorganization Department; or by fax at ( )
___ - ___.


Dated:____________, 1999            By: _______________________________

                                        _______________________________
                                            Please Print Name




-----------
 * A date that is six months and one (1) day after the date the last of the Refinancings will initially be scheduled to mature.


                       If held jointly:

                                    By:________________________________

                                       ________________________________
                                            Please Print Name


Please sign exactly as you hold your Partnership Units. When signing as an attorney-in-fact, executors, administrator, trustee or guardian, please give your full title. If an interest is jointly held, each holder should sign. If a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person.